Exhibit 99.6

COMPENSATION COMMITTEE CHARTER OF
60 DEGREES PHARMACEUTICALS, INC.

I. Adoption of Charter

The Board of Directors (the “Board”) of 60 Degrees Pharmaceuticals, Inc., a Delaware corporation (the “Corporation”), has adopted this Charter of the Compensation Committee (this “Charter”) of the Board (the “Committee”).

II. Organization

1.	Committee Structure and Membership.

The Committee shall consist of at least two (2) directors of the Corporation (the “Members”), as determined from time to time by the Board. Each Member shall be “independent” in accordance with the standards of The Nasdaq Stock Market LLC (the “Exchange Rules”), as well as guidelines set forth by the Board from time to time, which guidelines the Board will base on, among other things, the provisions of Rule 10C1(b)(1) under Securities Exchange Act of 1934, as amended (the “Exchange Act”); provided, however, that a person who is not considered to be deemed “independent” pursuant to this Section 1 may serve as a Member on the Committee if certain criteria are met pursuant to the Exchange Rules.

The Board must consider all factors relevant to determining whether a director has a relationship to the Corporation which is material to that director’s ability to be independent from management in connection with the duties of a Committee member, including, but not limited to:

•	the source of compensation of such director, including any consulting, advisory, or other compensatory fee paid by the Corporation to such director; and

•	whether such director is affiliated with the Corporation, a subsidiary of the Corporation, or an affiliate of a subsidiary of the Corporation.

Each Member must further qualify as a “non-employee director” for the purposes of Rule 16b-3 under the Exchange Act, and as an “outside director” for the purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended.

2.             Appointment.

The Members shall be appointed by the Board. Candidates to fill subsequent vacancies shall be recommended by the Nominating and Corporate Governance Committee of the Board and thereafter appointed by the Board. The Members shall serve until their successors are elected and qualified, or until their earlier resignation or death. The Board may remove any Member from the Committee at any time with or without cause.

Compensation Committee Charter

Unless a Chairman of the Committee (the “Chairman”) is elected by the full Board, the Members shall designate a Chairman by the majority vote of the full Committee membership. The Chairman will chair all regular sessions of the Committee and set agendas for Committee meetings.

3.             Committee Meetings.

The Committee shall meet as often as it deems necessary. The Committee shall be governed by the same rules regarding meetings (including meetings in person or by telephone or other similar communications equipment), action without meetings, notice, waiver of notice, and quorum and voting requirements as are applicable to the Board. The Committee may invite such members of management to its meetings as it deems appropriate.

4.             Resources and Authority.

The Committee shall have the resources and authority appropriate to discharge its duties and responsibilities, including the authority to select, retain, terminate, and approve the fees and other retention terms of special counsel or other experts or consultants, as it deems appropriate, without having to seek the approval of the Board. The Committee shall have authority to elect, retain, terminate, and approve the fees and other retention terms of consultants or search firms used to identify director candidates and to assist in the evaluation of director compensation.

5.             Reports to the Board.

The Committee shall take written minutes of its meetings and activities and submit such minutes to the recording secretary of the Corporation for filing. The Chairman shall report to the Board following meetings of the Committee and as otherwise requested by the chairman of the Board.

III. Purpose and Responsibilities

1.             Purpose.

The purpose of the Committee is to carry out the responsibilities delegated by the Board relating to the review and determination of executive compensation.

2.             Responsibilities.

The Committee shall have the following authority and responsibilities:

•	to review and determine, or recommend to the Board to determine, annually, the corporate goals and objectives applicable to the compensation of the Chief Executive Officer (“CEO”), evaluate at least annually the CEO’s performance in light of those goals and objectives, and determine or recommend to the Board to determine, the CEO’s compensation level based on this evaluation. The Committee’s decisions regarding performance goals and objectives and the compensation of the CEO are to be reviewed and ratified by the Corporation’s full Board, provided, however, the CEO shall not be present during voting or deliberations regarding his or her compensation;

Compensation Committee Charter

•	to review, approve, and determine, or make recommendations to the Board to determine, the compensation of all other executive officers of the Corporation;

•	to review, approve, and determine, or make recommendations to the Board regarding incentive compensation plans and equity-based plans, as applicable;

•	to administer the Corporation’s incentive compensation plans and equity-based plans, except as reserved or otherwise delegated by the Board, as applicable;

•	to review the Corporation’s incentive compensation arrangements to determine whether they encourage excessive risk-taking, to review and discuss the relationship between risk management policies and practices and compensation, and to evaluate compensation policies and practices that could mitigate any such risk;

•	to make recommendations to the Board regarding director compensation;

•	to review with management and approve the Corporation’s disclosures under the caption “Compensation Discussion and Analysis” in the Corporation’s periodic reports or proxy statements to be filed with the Securities and Exchange Commission (the “SEC”); and

•	to establish and review general policies relating to compensation and benefits of the employees.

IV. Outside Advisors

The Committee shall have the authority, in its sole discretion, to select, retain, and obtain the advice of a compensation consultant as necessary to assist with the execution of its duties and responsibilities as set forth in this Charter. The Committee shall set the compensation, and oversee the work, of the compensation consultant. The Committee shall have the authority, in its sole discretion, to retain and obtain the advice and assistance of outside counsel and such other advisors as it deems necessary to fulfil its duties and responsibilities under this Charter. The Committee shall set the compensation, and directly oversee the work, of its outside counsel and other advisors. The Committee shall receive appropriate funding from the Corporation, as determined by the Committee in its capacity as a committee of the Board, for the payment of reasonable compensation to its compensation consultants, outside counsel, and any other advisors. Nothing in this Charter shall limit the Committee’s ability or obligation to exercise its own judgment in fulfilment of its duties, nor shall any provision of this Charter require the Committee to implement or act consistently with the advice or recommendations of the compensation consultant, legal counsel, or other adviser to the Committee.

Compensation Committee Charter

The Committee may select or receive advice from, a compensation consultant, legal counsel, or other adviser to the Committee, other than in-house legal counsel, only after taking into consideration the following factors:

•	the provision of other services to the Corporation by the person that employs the compensation consultant, legal counsel, or other adviser;

•	the amount of fees received from the Corporation by the person that employs the compensation consultant, legal counsel, or other adviser, as a percentage of the total revenue of the person that employs the compensation consultant, legal counsel, or other adviser;

•	the policies and procedures of the person that employs the compensation consultant, legal counsel, or other adviser that are designed to prevent conflicts of interest;

•	any business or personal relationship of the compensation consultant, legal counsel, or other adviser with a Member;

•	any stock of the Corporation owned by the compensation consultant, legal counsel, or other adviser; and

•	any business or personal relationship of the compensation consultant, legal counsel, or other adviser, or the person employing the adviser with an executive officer of the Corporation.

Subject to applicable Exchange Rules, the Committee shall conduct the same “independence” assessment as set forth in Article II, Section 1 of this Charter for each compensation consultant, outside counsel, and any other advisors retained by the Committee.

The compensation consultant, outside counsel, and any other advisors retained by the Committee shall be “independent” in accordance with guidelines set by the Board from time to time, which guidelines the Board will base, to the extent required or deemed appropriate, on the provisions of the Exchange Rules promulgated in response to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the applicable rules and regulations promulgated thereunder by the SEC.

The Committee shall evaluate whether any compensation consultant retained or to be retained by it has any conflict of interest in accordance with Item 407(e)(3)(iv) of Regulation S-K. Any compensation consultant retained by the Committee to assist with its responsibilities relating to executive compensation or director compensation shall not be retained by the Corporation for any compensation or other human resource matters.

V. Delegation of Authority

The Committee shall have the authority to delegate any of its responsibilities, along with the authority to take action in relation to such responsibilities, to one (1) or more subcommittees as the Committee may deem appropriate in its sole discretion.

Compensation Committee Charter

VI. Periodic Review and Amendment of Charter and Committee

The Committee shall perform a periodic review and evaluation of the performance of the Committee and its Members, including by reviewing the compliance of the Committee with this Charter. In addition, the Committee shall review and reassess annually the adequacy of this Charter and recommend to the Board any improvements to this Charter that the Committee considers necessary or valuable. The Committee shall conduct such evaluations and reviews in such manner, and at such times, as it deems appropriate.

Compensation Committee Charter